CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated July 25, 2000 relating to the combined financial statements of Applied Biosystems Group, the combined financial statements of Celera Genomics Group and the consolidated financial statements of PE Corporation (renamed Applera Corporation on November 30, 2000), which appear in the 2000 Annual Report to Stockholders of PE Corporation, which is incorporated by reference in PE Corporation's Annual Report on Form 10-K for the year ended June 30, 2000. We also consent to the incorporation by reference of our report dated July 25, 2000 relating to the Financial Statement Schedule, which appears in such Annual Report on Form 10-K.




/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Stamford, CT
December 11, 2000